Exhibit 23.1

Consent of Independent Certified Public Accountants

We have issued our report dated March 12, 2004 accompanying the consolidated financial statements included in the Annual Report of TeraForce Technology Corporation on Form 10-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in Post Effective Amendment No. 1 to the Registration Statement of TeraForce Technology Corporation on Form S-2 (File No. 333-110908, effective December 4, 2003) and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas
May 12, 2004